AMENDMENT AND RESTATEMENT
                                 OF
              INVESTMENT ADVISORY AGREEMENT BETWEEN
SUMMIT MUTUAL FUNDS, INC. AND SUMMIT INVESTMENT PARTNERS, INC.

     THIS IS AN AMENDMENT AND RESTATEMENT of the Investment
Advisory Agreement ("Agreement") dated March 22, 1984 by and between SUMMIT MUTUAL FUNDS, INC. ("Fund") and SUMMIT INVESTMENT
PARTNERS, INC. ("Adviser").

     WHEREAS, on September 26, 2001, the Fund's Board of Directors approved an amendment to the Agreement to 1) eliminate certain administrative responsibilities enumerated in the Agreement and include those responsibilities in a separate administrative services agreement between the Fund and the Adviser, and 2) eliminate the reduction in the investment advisory fees paid by the Everest Fund, Bond Fund, Zenith Portfolio and Bond Portfolio when asset levels grow beyond certain specified asset levels;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree to the following amendment and restatement of the Agreement:

(1) The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund subject to the control and direction of the board of directors of the Fund, for the period and on the terms herein set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(2) In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Adviser shall:

     (a) obtain and evaluate pertinent economic, statistical and financial data and other information relevant to the investment policies and objectives of the Fund, affecting the economy generally and individual companies or industries, the securities of which are included in the Fund's investment portfolios or under consideration for inclusion therein;

     (b) conduct a continuous program of investment and evaluation with respect to the composition of the Fund's portfolios, including the placing of orders for purchases and sales; and

     (c) regularly report to the board of directors of the Fund with respect to implementation of the investment objectives and policies of the Fund.

(3) In providing the services and assuming the obligations set forth herein, the Adviser may at its expense employ one or more Sub-Advisers. Reference herein to the Adviser shall include any Sub-Adviser employed by the Adviser. Any agreement between the Adviser and any Sub-Adviser shall be subject to the terms for renewal, termination and amendment as provided herein with respect to the Adviser, and such Sub-Adviser shall at all times be subject to the direction of the board of directors of the Fund and any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority. The procedure required in paragraph (9) must be followed with respect to approval of one or more Sub-Advisers.

(4) (a) The services of the Adviser to the Fund are not to be deemed exclusive and the Adviser shall be free to render similar services to others so long as the services hereunder are not impaired or interfered with thereby.

     (b) The Adviser and any persons performing executive, administrative or trading functions for the Fund, whose services are made available to the Fund by the Adviser, are specifically authorized to allocate brokerage and principal business to firms that provide brokerage and economic research services or facilities and to cause the Fund to pay a member of a securities exchange or any other broker or dealer an amount of commission for effecting a securities transaction in excess of the amount another member of an exchange, broker or dealer would have charged for effecting that transaction if the Adviser or such person determines in good faith that such amount of commission is reasonable in relationship to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to any accounts as to which the Adviser exercises investment discretion (as the term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934).

(5) The Fund shall pay the Adviser as full compensation for all facilities and services furnished hereunder a fee computed separately for each portfolio at an annual rate, as set forth in Attachment A. Expense limitations are also set forth in Attachment A.

     Such fee shall be payable at such intervals not more frequently than monthly nor less frequently than quarterly as the board of directors of the Fund may from time to time determine and specify in writing to the Adviser. Such fee shall be calculated on the basis of the average of all valuations of net assets of each portfolio made at the close of business on each valuation day during the period for which such fee is paid.

(6) (a) If, in any calendar quarter, the total of all ordinary business expenses applicable to the Fund should exceed the expense limitations as required by any applicable state or federal law, the Adviser shall pay such excess, unless the Adviser applies for and obtains waivers to remove such expense reimbursement requirements. It is the intention of the Adviser to apply for such waivers. For the purposes of this paragraph, the term "calendar quarter" shall include the portion of any calendar quarter which shall be lapsed at the date of termination of this Agreement and the expense limitation shall be that part of the rate proportional to that proportion of a full calendar quarter lapsed.

     (b) The Adviser reserves the right to waive all or part of its fee.

(7)  It is understood that:

     (a) directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders or otherwise;

     (b) directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as directors, officers, stockholders or otherwise;

     (c) the Adviser may be interested in the Fund; and

     (d) the existence of any such interest will not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Articles of Incorporation of the Fund or the Adviser respectively or by specific provision of applicable law.

(8) Neither the Adviser nor any of its directors, officers or employees, nor any persons performing executive, administrative or trading functions shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of it or his duties on behalf of the Fund or from reckless disregard by the Adviser or any such person of the Adviser's duties under this Agreement. Without limiting the generalities of the foregoing, neither the Adviser nor any such person shall be deemed to have acted unlawfully or to have breached any duty to the Fund under state or federal law solely by reason of having caused the Fund to pay a member of any securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the commissions another member of a securities exchange or another securities broker or dealer would have charged for effecting that transaction if the Adviser or such other persons determined in good faith that such amount of commission was reasonable in relationship to the value of the brokerage and research provided by such member, broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Adviser with respect to any account to which the Adviser exercises investment discretion, as provided for in Section 28(e) of the Securities Exchange Act of 1934.

(9) This Agreement shall continue in effect from year to year hereafter, only so long as such continuation is specifically approved, at least annually, by either the board of directors of the Fund or by a vote of the majority of the outstanding voting securities of each portfolio of the Fund. In either event, however, such continuation shall also be approved by a vote of a majority of the directors who are not interested persons of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, cast by them in person at a meeting called for the purpose of voting on such continuation. Notwithstanding the foregoing provisions of this paragraph (9) to the contrary:

     (a) This Agreement may be terminated at any time without the payment of any penalty on 60 days' notice to the Adviser, either by a vote of the board of directors of the Fund or by vote of a majority of the outstanding voting securities of any portfolio of the Fund.

     (b) This Agreement shall immediately terminate in the event of its assignment (as that term is defined in the Investment
     Company Act of 1940, as amended).

     (c) This Agreement may be terminated by the Adviser on sixty days' written notice to the Fund.

(10) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and that of the Adviser for this purpose shall be 312 Elm Street, Suite 2525, Cincinnati, Ohio 45202.

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed in duplicate on November 9, 2001.

Summit Mutual Funds, Inc.     Summit Investment Partners, Inc.


By: /s/ John F. Labmeier      By: /s/ Steven R. Sutermeister
    John F. Labmeier              Steven R. Sutermeister
    Vice President                President

                         Attachment A

                 Investment Advisory Agreement
                             between
                 Summit Mutual Funds, Inc. and
                Summit Investment Partners, Inc.


ADVISORY FEE
The Fund shall pay the Adviser, as full compensation for all facilities and services furnished, a monthly fee computed separately for each portfolio on a daily basis, at an annual rate, as follows:


Portolio                     Advisory Fee
SUMMIT APEX SERIES

S&P 500 Index Fund           .30% of the current value of the net assets

S&P MidCap 400 Index
Fund                          .30% of the current value of the net assets.

Russell 2000 Small Cap
Index Fund                    .35% of the current value of the net assets.

Nasdaq-100 Index Fund         .35% of the current value of the net assets.

EAFE International Index
Fund                          .56% of the current value of the net assets.

Total Social Impact Fund      .45% of the current value of the net assets.

Balanced Index Fund           .30% of the current value of the net assets.

Lehman Aggregate Bond
Index Fund                    .30% of the current value of the net assets.

Everest Fund                  .64% of the current value of the net assets.

Bond Fund                     .47% of the current value of the net assets.

Short-term Government
Fund                          .45% of the current value of the net assets.

Money Market Fund             .35% of the current value of the net assets.

High Yield Bond Fund          .65% of the current value of the net assets.

Emerging Markets Bond
Fund                          .75% of the current value of the net assets.

SUMMIT PINNACLE SERIES

S&P 500 Index Portfolio       .30% of the current value of the net assets.

S&P MidCap 400 Portfolio      .30% of the current value of the net assets.

Russell 2000 Small Cap
Index Portfolio               .35% of the current value of the net assets.

Nasdaq-100 Index
Portfolio                     .35% of the current value of the net assets.

Balanced Index Portfolio      .30% of the current value of the net assets.

Zenith Portfolio              .64% of the current value of the net assets.

Bond Portfolio                .47% of the current value of the net assets.



EXPENSE LIMITATIONS
The Adviser will also pay any expenses of the Money Market Fund, other than the advisory fee for that Fund, to the extent that such expenses exceed .10% of that Fund's net assets.
The Adviser will also pay any expenses of the Short-term Government Fund, other than the advisory fee for that Fund, to the extent that such expenses exceed .28% of that Fund's net assets.

The Adviser will pay any expenses of the S&P 500 Index Fund, S&P MidCap 400 Index Fund, Balanced Index Fund, Nasdaq-100 Index Fund, Lehman Aggregate Bond Index Fund, Total Social Impact Fund, S&P 500 Index Portfolio, S&P MidCap 400 Index Portfolio, Nasdaq-100 Index Portfolio, and Balanced Index Portfolio, other than the advisory fee for that Fund, to the extent that such expenses exceed .30% of that Fund's net assets. The Adviser will pay any expenses of the Russell 2000 Small Cap Index Fund and Russell 2000 Small Cap Index Portfolio, other than the advisory fee for that Fund, to the extent that such expenses exceed .40% of that Fund's net assets. The Adviser will also pay any expenses of the EAFE International Index Fund, other than the advisory fee for that Fund, to the extent that such expenses exceed .69% of that Fund's net assets.